Exhibit 99.1

HealthStream Announces Third Quarter 2005 Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Oct. 25, 2005--HealthStream,
Inc. (NASDAQ/NM: HSTM):

    Highlights:

    --  Revenues of $6.8 million in the third quarter of 2005, up 36%
        over the third quarter of 2004

    --  Net income of $554,000 in the third quarter of 2005, compared to a net loss of $177,000 in the third quarter of 2004

    --  EBITDA of $1.2 million in the third quarter of 2005, compared to $297,000 in the third quarter of 2004

    --  1,130,000 healthcare professional subscribers fully
        implemented on our Internet-based learning network at
        September 30, 2005, up from 987,000 at September 30, 2004, a
        14% increase

    HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2005.

    Financial Results:

    Third Quarter 2005 Compared to Third Quarter 2004

    Revenues for the third quarter of 2005 increased by $1.8 million, or 36 percent, to $6.8 million, compared to $5.0 million for the third quarter of 2004. Revenue increases of $1.3 million resulted from the
March 28, 2005 acquisition of Data Management and Research, Inc.
("DMR"). Revenues from our HealthStream Learning Center(TM) subscriber base also grew by $410,000, or 15 percent, while content subscription revenues increased by $250,000, or 42 percent. Revenues from our pharmaceutical and medical device business declined by $100,000 compared to the prior year quarter, however the mix of revenues changed. Revenues from live events increased by $200,000, but were more than offset by declines in project-based development revenues of
$300,000. The decline in project-based development revenues is a result of transitioning our sales efforts to subscription based products, such as HospitalDirect, and other online delivery
methodologies.
    While the dollar amount of revenues derived from our
Internet-based subscription products increased by $710,000, the percentage of total revenues from such products approximated 60 percent for the third quarter of 2005, down from 68 percent during the same quarter in 2004. This percentage decrease resulted from the addition of DMR's revenues, which are not included within our
Internet-based subscription product offering.
    Gross margins (which we define as revenues less cost of revenues divided by revenues) were 65 percent for both the third quarter of
2005 and 2004. While revenues increased over the prior year quarter, the changes in revenue mix resulted in increased royalties paid by us associated with content subscription revenues and increased costs associated with DMR's revenues.
    Net income for the third quarter of 2005 was $554,000, or $0.03 per share (basic) and $0.02 per share (diluted), compared to a net loss of $177,000, or ($0.01) per share (basic and diluted), for the third quarter of 2004. The improvement over 2004 primarily resulted from increased revenues and related gross margin from both our existing business and from the DMR acquisition. This improvement was partially offset by an increase in personnel, depreciation, and amortization expenses associated with the acquisition of DMR.
    EBITDA (which we define as earnings before interest, taxes, depreciation, and amortization) improved to $1.2 million for the third quarter of 2005, compared to $297,000 for the third quarter of 2004.
This improvement is consistent with the factors mentioned above.

    Other Financial Indicators

    At September 30, 2005, the Company had cash, investments, and related interest receivable of $9.9 million, compared to $8.4 million at June 30, 2005. This increase resulted from favorable operating results, including lower marketing expenses and lower capital spending. Capital expenditures for the third quarter were $250,000.
Days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) increased to 57 days for the third quarter of 2005 from approximately 54 days for the second quarter of 2005. This change is a result of slower collections from
PMD customers, primarily associated with live events.

    Hospital-based Customer Channel (HCO) Update

    Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.
    At September 30, 2005, approximately 1,130,000 healthcare
professionals were fully implemented to use our Internet-based
HealthStream Learning Center(TM) for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 987,000 at September 30, 2004, a 14 percent increase. The total number of contracted subscribers at
September 30, 2005 was approximately 1,229,000, up from 1,057,000 at
September 30, 2004, a 16 percent increase. "Contracted subscribers"
include both those already implemented (1,130,000) and those in the process of implementation (99,000).
    The volume of our HealthStream Learning Center customers' accounts up for renewal during the third quarter continued to increase over prior year levels. We measure our renewal rates by the number of full time equivalents (FTEs) renewed and by the annual contract value renewed. For the quarter ended September 30, 2005, approximately 90 percent of FTEs renewed, and the annual contract value renewal rate was 88 percent.
    The increased volume of renewal activity will continue during the fourth quarter of 2005. We are continuing our discussions with HCA regarding a revised longer-term agreement. Our current agreement with
HCA has automatically renewed in accordance with its terms for one year following the expiration of the initial four-year term. Either party may terminate the agreement upon 45-days notice to the other party. HealthStream's agreement with Tenet Healthcare extends through
December 2005 with four one-year renewal periods unless either party chooses to terminate. We entered into a renewed four-year agreement with Sutter Health in the fourth quarter, which includes additional product offerings for their 31,000 employees.
    Third quarter revenues from DMR, the survey and data analysis business that we acquired on March 28, 2005, reflected modest growth compared to the prior year due to renewals of existing business relationships and from new accounts.

    Pharmaceutical and Medical Device Customer Channel (PMD) Update

    HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.
    HospitalDirect is our innovative software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform.
During the first three quarters of 2005, we have extended all three of our initial paid pilot arrangements for HospitalDirect. We have also added new device training with longer term distribution periods. At
September 30, 2005, medical device companies have contracted to train hospital-based healthcare professionals on, collectively, 40 devices, up from 38 at June 30, 2005. In addition, during the third quarter of
2005, we continued to transition delivery of clinical training to our online platform, driving more users through our application. Revenues for training delivered through our online platform are recognized over the subscription period.
    HealthStream continues to grow its existing pharmaceutical and medical device company accounts by providing additional services.
During the third quarter, Zimmer Dental provided HealthStream with a grant to coordinate their 2006 Global Education Symposium (live event), scheduled on May 18-20, 2006. Zimmer Dental will be the grant fund provider for this symposium highlighting scientific advancements in implant dentistry. HealthStream will be working with the Colorado
Dental Association to create this biennial event that will be attended by over 1,000 dental surgeons.

    Financial Expectations

    Revenues for the fourth quarter of 2005 are expected to
approximate $7.4 to $7.7 million, an increase of approximately $2.0 to
$2.3 million over the same quarter in the prior year, with growth expected from our DMR survey and data analysis business that we acquired on March 28, 2005 and our hospital-based business. We expect lower revenues from our pharmaceutical and medical device business as we work to transition one-time project based revenues to recurring subscription based products.
    We anticipate gross margins for the fourth quarter to be
comparable to the third quarter. Product development and sales expenses are expected to increase both in the absolute and as a percentage of revenues. We expect lower net income and EBITDA during the fourth quarter compared to the third quarter as a result of these expense increases, which are primarily associated with the addition of product development, sales, and account management personnel.
    We estimate full-year 2005 revenue of approximately $26.7 to $27 million, an increase of 33 to 35 percent over 2004, including the impact of DMR, and net income of approximately $900,000 to $1.1 million.
    Commenting on results, Robert A. Frist, Jr., chief executive officer, said, "HealthStream's third quarter results increased from a net loss of $177,000 in the third quarter of 2004 to net income of
$554,000 in the third quarter of 2005. Our performance to date in 2005 gives us confidence to raise our full-year expectations for net income by approximately $500,000 to approximately $900,000 to $1.1 million for 2005."
    A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, senior vice president and chief financial officer, Susan Brownie, senior vice president of finance and human resources, and Mollie Condra, director of communications and investor relations will be held on Wednesday, October 26, at 9:00 a.m. (EST).
To listen to the conference, please dial 800-262-1292 (passcode
#5894320) if you are calling within the domestic U.S. If you are an international caller, please dial 719-457-2680 (passcode #5894320).
The conference may also be accessed by going to
http://www.healthstream.com/Investors/index.htm for the simultaneous
Webcast of the call, which will subsequently be available for replay.
The replay telephone numbers are 888-203-1112 (passcode #5894320) for domestic callers and 719-457-0820 (passcode #5894320) for
international callers.

    About HealthStream

    HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1.23 million contracted healthcare professionals have selected the Internet-based
HealthStream Learning Center(TM), HealthStream's learning platform.
The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream
Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition,
HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)

                          HEALTHSTREAM, INC.
                        Summary Financial Data
                 (In thousands, except per share data)

                              Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              ---------------------------------------
                                2005      2004       2005      2004
                              --------  --------   --------  --------

Revenues                      $  6,831  $  5,032   $ 19,319  $ 14,631

Operating expenses:
  Cost of revenues               2,392     1,776      6,887     5,417
  Product development              720       659      2,100     1,940
  Sales and marketing            1,340     1,101      4,131     3,462
  Depreciation and
   amortization                    652       536      2,030     1,529
  Other general and
   administrative                1,245     1,202      3,688     3,568
                              --------  --------   --------  --------
    Total operating expenses     6,349     5,274     18,836    15,916
                              --------  --------   --------  --------

Operating income (loss)            482      (242)       483    (1,285)
  Other income, net                 72        65        238       160
                              --------  --------   --------  --------
Net income (loss)             $    554  $   (177)  $    721  $ (1,125)
                              ========  ========   ========  ========

Net income (loss) per share:
Net income (loss)  per share,
 basic                        $   0.03  $  (0.01)  $   0.03  $  (0.05)
                              ========  ========   ========  ========
Net income (loss)  per share,
 diluted                      $   0.02  $  (0.01)  $   0.03  $  (0.05)
                              ========  ========   ========  ========

Weighted average shares
 outstanding:
Basic                           21,212    20,656     20,984    20,561
                              ========  ========   ========  ========
Diluted                         22,357    20,656     21,963    20,561
                              ========  ========   ========  ========

                  Summary Financial Data - Continued
                            (In thousands)

Income before interest, taxes, depreciation and amortization or
EBITDA(1):

                              Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              ---------------------------------------
                                2005       2004      2005      2004
                              --------  ---------  --------  --------

Net income (loss)             $    554  $    (177) $    721  $ (1,125)
Interest income                    (79)       (69)     (257)     (172)
Interest expense                     7          3        16         9
Income taxes                        26          4        55         4
Depreciation and amortization      652        536     2,030     1,529
                              --------  ---------  --------  --------
Income before interest,
 taxes, depreciation and
 amortization                 $  1,160  $     297  $  2,565  $    245
                              ========  =========  ========  ========

(1) In order to better assess the Company's financial results, management believes that income before interest, taxes,
    depreciation and amortization ("EBITDA") is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income (loss)
    adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under
    generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations.
    Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                          HealthStream, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                           September 30, December 31,
                                               2005         2004(1)
                                           ------------  ------------
ASSETS
Current assets:
  Cash, short term investments and related
   interest receivable                     $      9,870  $     16,492
  Accounts and unbilled receivables,
   net (2)                                        5,386         4,588
  Prepaid and other current assets                1,507         1,393
                                           ------------  ------------
     Total current assets                        16,763        22,473

Property and equipment, net                       2,268         2,319
Goodwill and intangible assets, net              13,684         3,473
Other assets                                        320           292
                                           ------------  ------------
     Total assets                          $     33,035  $     28,557
                                           ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable, accrued and other
   liabilities                             $      3,746  $      2,786
  Deferred revenue                                4,368         3,988
  Current portion of long-term liabilities          131            24
                                           ------------  ------------
     Total current liabilities                    8,245         6,798

Long-term liabilities, net of current
 portion                                            191            30
                                           ------------  ------------
     Total liabilities                            8,436         6,828

Shareholders' equity:
  Common stock                                   93,791        91,642
  Accumulated deficit                           (69,192)      (69,913)
                                           ------------  ------------
     Total shareholders' equity                  24,599        21,729
                                           ------------  ------------

     Total liabilities and shareholders'
      equity                               $     33,035  $     28,557
                                           ============  ============

(1) Derived from audited financial statements contained in the
    Company's filing on Form 10-K for the year ended December 31,
    2004.

(2) Includes unbilled receivables of $1,109 and $597 and other receivables of $12 and $20 at September 30, 2005 and December 31,
    2004, respectively.

    This press release includes certain forward-looking statements
(statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2005 that involve risks and uncertainties regarding
HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to
management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks, including our ability to reach agreement on the terms of a revised agreement with HCA and other risks referenced in the Company's Annual
Report on Form 10-K and in the Company's other filings with the
Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

    CONTACT: HealthStream, Inc.
             Arthur Newman, 615-301-3178
             ir@healthstream.com
             or
             Media:
             Mollie Elizabeth Condra, 615-301-3237
             mollie.condra@healthstream.com